Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES FIRST QUARTER 2025 RESULTS

DALLAS - May 6, 2025-- Kosmos Energy Ltd. (“Kosmos” or the “Company”) (NYSE/LSE: KOS) announced today its financial and operating results for the first quarter of 2025. For the quarter, the Company generated a net loss of $111 million, or $0.23 per diluted share. When adjusted for certain items that impact the comparability of results, the Company generated an adjusted net loss(1) of $105 million, or $0.22 per diluted share for the first quarter of 2025.

FIRST QUARTER 2025 HIGHLIGHTS

•Net Production(2): ~60,500 barrels of oil equivalent per day (boepd), with sales of ~49,600 boepd, underlifted by approximately 1.0 million barrels of oil equivalent (mmboe)

•Revenues: $290 million, or $65.27 per boe (excluding the impact of derivative cash settlements)

•Production expense: $167 million ($24.99 per boe excluding $58.1 million of production expenses associated with the Greater Tortue Ahmeyim (GTA) liquefied natural gas (LNG) project)

•Capital expenditures: $86 million

•Post quarter end, commenced export from the GTA project offshore Mauritania & Senegal in April 2025; Currently lifting a second cargo

•Completed the 4D seismic survey over Jubilee and TEN that will be used to high grade the 2026+ drilling campaign

•Successfully completed the Spring reserve-based lending facility (RBL) redetermination maintaining the $1.35 billion facility size

Commenting on the Company’s first quarter 2025 performance, Chairman and Chief Executive Officer Andrew G. Inglis said: "While the macro backdrop continues to be volatile, Kosmos’ priorities announced with our full year 2024 results in February remain unchanged – the delivery of free cash flow from increasing production and a rigorous focus on costs. We are seeing evidence of this with a material reduction in year-on-year capex in the first quarter and production starting to rise in the second quarter after heavy scheduled 1Q maintenance.

Operationally, the GTA partnership achieved a major milestone in April exporting the first cargo from the project, with a second currently loading. Production is ramping up to the contracted sales volume, with potential to push higher towards, or beyond, the nameplate capacity of the floating LNG (FLNG) vessel of 2.7 mtpa. In Ghana, the partnership completed the 4D seismic survey. This new seismic data, combined with the latest processing techniques, will support the high grading of the future infill drilling program.

Financially, the actions taken in 2024 to improve the resilience of the company enable Kosmos to better withstand the current market volatility. We concluded the spring RBL redetermination with a strong reserve base supporting the $1.35 billion facility capacity, with ample liquidity. In addition, we continue to focus on reducing the company’s capex and overhead costs and are delivering the targeted reductions.

The long-term outlook for our portfolio of high-quality assets remains positive. A 2P reserves-to-production ratio of over 20 years supports the long-term potential of Kosmos as we focus in the near term on cash generation, cost control and debt paydown."

FINANCIAL UPDATE

Net capital expenditure for the first quarter of 2025 was $86 million, below guidance primarily due to the Ghana 4D seismic campaign coming in under budget and a one-month delay in drilling Winterfell-4. We are working to reduce full year 2025 capex below the $400 million guidance given with the full year 2024 results. In addition, we have made significant progress on the $25 million overhead reduction target.

Operating costs per barrel of oil equivalent were in line with guidance, but higher year on year, reflecting the lower production and higher maintenance in the first quarter of 2025, including a construction support vessel at Jubilee prior to and during the scheduled shutdown and the Winterfell-3 workover.

In March, Kosmos successfully concluded the RBL redetermination, maintaining a facility size of $1.35 billion which is supported by a borrowing base that is materially higher, at a long-term price deck below the current forward curve.

The Company generated net cash provided by operating activities of approximately $(1) million and free cash flow(1) of approximately $(91) million. As previously signaled, the first quarter free cash flow was impacted by the timing of liftings, heavy scheduled maintenance across the portfolio, and no cash flow contribution from GTA sales in the first quarter.

Kosmos exited the first quarter of 2025 with approximately $2.85 billion of net debt(1) and available liquidity of approximately $400 million. Post quarter end, Kosmos continued its rolling hedging program adding an additional two million barrels of oil. The company now has approximately 40% of remaining 2025 oil production hedged with a floor of approximately $65/boe and a ceiling of approximately $80/boe.

OPERATIONAL UPDATE

Production

Total net production(2) in the first quarter of 2025 averaged approximately 60,500 boepd, impacted by planned shutdowns at Jubilee in Ghana and at the Kodiak host facility in the Gulf of America. Both shutdowns have been completed, with no major scheduled shutdowns for the remainder of the year. Production was slightly below guidance primarily due to the delayed ramp-up at GTA. Full year 2025 production guidance for GTA remains at 20-25 gross cargos as production ramps up towards the annual contracted level. Full year 2025 company production guidance is unchanged at 70,000 – 80,000 boepd.

The Company exited the quarter in a net underlift position of approximately 1.2 mmboe.

Mauritania and Senegal

The GTA project successfully exported its first LNG cargo in early April, a major milestone for the project. Production has continued to ramp-up with a second cargo currently lifting. Production in the first quarter averaged approximately 1,300 boepd net (7.8 mmcfd). All four FLNG trains are now operational and are being tested at ~10% above the nameplate capacity. Additionally, the subsurface is performing ahead of expectations, with higher connected volumes potentially reducing the number of future wells required.

Near-term, the partnership is continuing to work to reduce operating costs on GTA phase 1, eliminating duplicate costs related to the handover from commissioning to operations. We are also actively progressing the FPSO refinancing which is expected to be completed in the second half of the year. The operator is also investigating alternative operating models that could further materially reduce costs.

The partnership has commenced work on Phase 1+, a low-cost brownfield expansion of the development that is expected to double gas sales through increased LNG production and domestic gas. The expansion would leverage existing infrastructure put in place for the initial phase of GTA with low-cost upgrades to existing facilities that should drive materially lower unit costs and enhance overall project returns.

Ghana

Production in Ghana averaged approximately 33,000 boepd net in the first quarter of 2025. Kosmos lifted two cargos from Ghana during the quarter, in line with guidance.

At Jubilee (38.6% working interest), oil production in the first quarter averaged approximately 66,600 bopd gross, reflecting the scheduled FPSO shutdown that ran from March 25, 2025 to April 8, 2025. The shutdown was completed safely and on budget.

The Noble Venturer rig is due to arrive later this month to drill two Jubilee wells in 2025. The rig is scheduled to undertake a four-well drilling campaign on Jubilee in 2026, which will benefit from the 4D seismic data that is currently being processed with state-of-the-art algorithms.

In the first quarter of 2025, gas production net to Kosmos was approximately 5,300 boepd in line with expectations.

At TEN (20.4% working interest), oil production averaged approximately 16,900 bopd gross for the first quarter.

Gulf of America

Production in the Gulf of America averaged approximately 17,200 boepd net (~85% oil) during the first quarter reflecting the scheduled Kodiak shutdown. Remediation of the Winterfell-3 well was unsuccessful and the partnership is currently evaluating a future sidetrack to produce those reserves. Drilling of the Winterfell-4 well is currently underway and is expected online in the third quarter of 2025.

On Tiberius, Kosmos (operator, 50% working interest) continues to progress the development with our partner Oxy (50% working interest), evaluating opportunities to further enhance the project. This has resulted in a lower cost development, which will be supported by new ocean bottom node (OBN) seismic data being acquired this year.

Equatorial Guinea

Production in Equatorial Guinea averaged approximately 25,700 bopd gross and 9,000 bopd net in the first quarter. Kosmos lifted 0.5 cargos from Equatorial Guinea during the quarter, in line with guidance.

For the remainder of the year, production should be supported through a cost effective well work program.
(1) A Non-GAAP measure, see attached reconciliation of non-GAAP measure.
(2) Production means net entitlement volumes. In Ghana, Equatorial Guinea, and Mauritania and Senegal this means those volumes net to Kosmos' working interest or participating interest and net of royalty or production sharing contract effect. In the Gulf of America, this means those volumes net to Kosmos' working interest and net of royalty.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss first quarter 2025 financial and operating results today, May 6, 2025, at 10:00 a.m. Central time (11:00 a.m. Eastern time). The live webcast of the event can be accessed on the Investors page of Kosmos’ website at http://investors.kosmosenergy.com/investor-events. The dial-in telephone number for the call is +1-877-407-0784. Callers in the United Kingdom should call 0800 756 3429. Callers outside the United States should dial +1-201-689-8560. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos Energy is a leading deepwater exploration and production company focused on meeting the world’s growing demand for energy. We have diversified oil and gas production from assets offshore Ghana, Equatorial Guinea, Mauritania, Senegal and the Gulf of America. Additionally, in the proven basins where we operate we are advancing high-quality development opportunities, which have come from our exploration success. Kosmos is listed on the NYSE and LSE and is traded under the ticker symbol KOS. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos Sustainability Report. For additional information, visit www.kosmosenergy.com.

Non-GAAP Financial Measures

EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt are supplemental non-GAAP financial measures used by management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines EBITDAX as Net income (loss) plus (i) exploration expense, (ii) depletion, depreciation and amortization expense, (iii) equity based compensation expense, (iv) unrealized (gain) loss on commodity derivatives (realized losses are deducted and realized gains are added back), (v) (gain) loss on sale of oil and gas properties, (vi) interest (income) expense, (vii) income taxes, (viii) debt modifications and extinguishments, (ix) doubtful accounts expense and (x) similar other material items which management believes affect the comparability of operating results. The Company defines Adjusted net income (loss) as Net income (loss) adjusted for certain items that impact the comparability of results. The Company defines free cash flow as net cash provided by operating activities less Oil and gas assets, Other property, and certain other items that may affect the comparability of results and excludes non-recurring activity such as acquisitions, divestitures and National Oil Company ("NOC") financing. NOC financing refers to the amounts funded by Kosmos under the Carry Advance Agreements that the Company has in place with the national oil companies of each of Mauritania and Senegal related to the financing of the respective national oil companies’ share of certain development costs at Greater Tortue Ahmeyim. The Company defines net debt as total long-term debt less cash and cash equivalents and total restricted cash.

We believe that EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, Net debt and other similar measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the oil and gas sector and will provide investors with a useful tool for assessing the comparability between periods, among securities analysts, as well as company by company. EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt as presented by us may not be comparable to similarly titled measures of other companies.

This release also contains certain forward-looking non-GAAP financial measures, including free cash flow. Due to the forward-looking nature of the aforementioned non-GAAP financial measures, management cannot reliably or reasonably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as future impairments and future changes in working capital. Accordingly, we are unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Amounts excluded from these non-GAAP measures in future periods could be significant.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Kosmos Energy Ltd.
Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended
	March 31,
	2025	2024
Revenues and other income:
Oil and gas revenue	$290,135	$419,103
Other income, net	296	36
Total revenues and other income	290,431	419,139

Costs and expenses:
Oil and gas production	167,308	93,618
Exploration expenses	9,669	12,060
General and administrative	26,255	28,265
Depletion, depreciation and amortization	120,667	100,928
Interest and other financing costs, net	51,842	16,448
Derivatives, net	6,732	23,822
Other expenses, net	1,989	2,029
Total costs and expenses	384,462	277,170

Income (loss) before income taxes	(94,031)	141,969
Income tax expense	16,575	50,283
Net income (loss)	$(110,606)	$91,686

Net income (loss) per share:
Basic	$(0.23)	$0.20
Diluted	$(0.23)	$0.19

Weighted average number of shares used to compute net income (loss) per share:
Basic	475,681	468,042
Diluted	475,681	482,096

Kosmos Energy Ltd.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	March 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$49,791	$84,972
Receivables, net	152,513	164,959
Other current assets	214,835	196,201
Total current assets	417,139	446,132

Property and equipment, net	4,413,056	4,444,221
Other non-current assets	439,219	418,635
Total assets	$5,269,414	$5,308,988

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$332,696	$349,994
Accrued liabilities	214,619	244,954
Total current liabilities	547,315	594,948

Long-term liabilities:
Long-term debt, net	2,847,621	2,744,712
Deferred tax liabilities	314,607	313,433
Other non-current liabilities	461,691	455,471
Total long-term liabilities	3,623,919	3,513,616

Total stockholders’ equity	1,098,180	1,200,424
Total liabilities and stockholders’ equity	$5,269,414	$5,308,988

Kosmos Energy Ltd.
Condensed Consolidated Statements of Cash Flow
(In thousands, unaudited)

	Three Months Ended
	March 31,
	2025	2024
Operating activities:
Net income (loss)	$(110,606)	$91,686
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depletion, depreciation and amortization (including deferred financing costs)	122,551	103,327
Deferred income taxes	1,811	(7,316)
Unsuccessful well costs and leasehold impairments	1,903	466
Change in fair value of derivatives	7,586	27,010
Cash settlements on derivatives, net(1)	494	(6,194)
Equity-based compensation	8,361	7,328
Other	(5,597)	(5,708)
Changes in assets and liabilities:
Net changes in working capital	(27,391)	61,964
Net cash provided by (used in) operating activities	(888)	272,563

Investing activities
Oil and gas assets	(90,245)	(314,822)
Notes receivable and other investing activities	(44,048)	(2,528)
Net cash used in investing activities	(134,293)	(317,350)

Financing activities:
Borrowings under long-term debt	100,000	175,000
Payments on long-term debt	—	(300,000)
Net proceeds from issuance of senior notes	—	390,430
Purchase of capped call transactions	—	(49,800)
Other financing costs	—	(11,691)
Net cash provided by financing activities	100,000	203,939

Net increase (decrease) in cash, cash equivalents and restricted cash	(35,181)	159,152
Cash, cash equivalents and restricted cash at beginning of period	85,277	98,761
Cash, cash equivalents and restricted cash at end of period	$50,096	$257,913

(1)Cash settlements on commodity hedges were $(1.8) million and $(2.9) million for the three months ended March 31, 2025 and 2024, respectively.

Kosmos Energy Ltd.
EBITDAX
(In thousands, unaudited)

	Three Months Ended		Twelve Months Ended
	March 31, 2025	March 31, 2024	March 31, 2025
Net income (loss)	$(110,606)	$91,686	$(12,441)
Exploration expenses	9,669	12,060	117,516
Depletion, depreciation and amortization	120,667	100,928	476,513
Equity-based compensation	8,361	7,328	38,984
Derivatives, net	6,732	23,822	(4,991)
Cash settlements on commodity derivatives	(1,751)	(2,934)	(11,304)
Other expenses, net(1)	1,989	2,029	17,663
Interest and other financing costs, net	51,842	16,448	123,992
Income tax expense	16,575	50,283	126,253
EBITDAX	$103,478	$301,650	$872,185

The following table presents our net debt as of March 31, 2025 and December 31, 2024:

	March 31,	December 31,
	2025	2024
Total long-term debt	$2,900,274	$2,800,274
Cash and cash equivalents	49,791	84,972
Total restricted cash	305	305
Net debt	$2,850,178	$2,714,997

Kosmos Energy Ltd.
Adjusted Net Income (Loss)
(In thousands, except per share amounts, unaudited)

	Three Months Ended
	March 31,
	2025	2024
Net income (loss)	$(110,606)	$91,686

Derivatives, net	6,732	23,822
Cash settlements on commodity derivatives	(1,751)	(2,934)
Other, net(2)	1,664	1,797
Total selected items before tax	6,645	22,685

Income tax (expense) benefit on adjustments(1)	(1,465)	(7,311)
Impact of valuation adjustments and other tax items	—	(7,963)
Adjusted net income (loss)	$(105,426)	99,097

Net income (loss) per diluted share	$(0.23)	$0.19

Derivatives, net	0.01	0.05
Cash settlements on commodity derivatives	—	(0.01)
Total selected items before tax	0.01	0.04

Income tax (expense) benefit on adjustments(1)	—	(0.01)
Impact of valuation adjustments and other tax items	—	(0.01)
Adjusted net income (loss) per diluted share	$(0.22)	$0.21

Weighted average number of diluted shares	475,681	482,096

(1)Income tax expense is calculated at the statutory rate in which such item(s) reside. Statutory rates for the U.S., Equatorial Guinea and Ghana are 21%, 25% and 35%, respectively.

Kosmos Energy Ltd.
Free Cash Flow
(In thousands, unaudited)

	Three Months Ended
	March 31,
	2025	2024
Reconciliation of free cash flow:
Net cash provided by (used in) operating activities	$(888)	$272,563
Net cash used for oil and gas assets - base business	(40,302)	(156,131)
Base business free cash flow	(41,190)	116,432
Net cash used for oil and gas assets - Mauritania/Senegal	(49,943)	(158,691)
Free cash flow	$(91,133)	$(42,259)

Kosmos Energy Ltd.
Operational Summary
(In thousands, except barrel and per barrel data, unaudited)

	Three Months Ended
	March 31,
	2025	2024
Net Volume Sold
Oil (MMBbl)	3.659	4.890
Gas (MMcf)	4.172	4.336
NGL (MMBbl)	0.091	0.088
Total (MMBoe)	4.445	5.701
Total (Mboepd)	49.393	62.645

Revenue
Oil sales	$270,405	$402,117
Gas sales	17,629	15,138
NGL sales	2,101	1,848
Total oil and gas revenue	290,135	419,103
Cash settlements on commodity derivatives	(1,751)	(2,934)
Realized revenue	$288,384	$416,169

Oil and Gas Production Costs	$167,308	$93,618

Sales per Bbl/Mcf/Boe
Average oil sales price per Bbl	$73.90	$82.23
Average gas sales price per Mcf	4.23	3.49
Average NGL sales price per Bbl	23.09	21.00
Average total sales price per Boe	65.27	73.52
Cash settlements on commodity derivatives per Boe	(0.39)	(0.51)
Realized revenue per Boe	64.87	73.00

Oil and gas production costs per Boe	$37.64	$16.42

(1)Cash settlements on commodity derivatives are only related to Kosmos and are calculated on a per barrel basis using Kosmos' Net Oil Volumes Sold.

Kosmos was underlifted by approximately 1.2 million barrels as of March 31, 2025.

Kosmos Energy Ltd.
Hedging Summary
As of March 31, 2025(1)
(Unaudited)

			Weighted Average Price per Bbl

	Index	MBbl	Swap	Floor(2)	Ceiling
2025:
Two-way collars 1H25 (3)	Dated Brent	1,000	$—	$70.00	$85.00
Swaps 1H25	Dated Brent	1,000	75.48	—	—
Two-way collars FY25	Dated Brent	1,500	—	70.00	85.00
Three-way collars FY25	Dated Brent	1,500	—	70.00	85.00
Two-way collars 2H25	Dated Brent	2,000	—	55.00	70.00

(1)Please see the Company’s filed 10-Q for additional disclosure on hedging material. Includes hedging position as of March 31, 2025 and hedges put in place through filing date.
(2)“Floor” represents floor price for collars and strike price for purchased puts.
(3)We entered into Dated Brent call spread contracts with a purchased price of $95.00 per barrel and a sold price of $85.00 per barrel for 2.0 MMBbl, effectively reducing the ceiling on our 1H25 two-way collars to $85.00 per barrel.

2025 Guidance

	2Q 2025	FY 2025 Guidance

Production(1,2,3)	66,000 - 72,000 boe per day	70,000 - 80,000 boe per day

Opex(4)	$25.00 - $27.00 per boe	$18.00 - $20.00 per boe

DD&A	$20.00 - $22.00 per boe	$22.00 - $24.00 per boe

G&A(~66% cash)	$20 - $25 million	$80 - $100 million

Exploration Expense(5)	~$10 million	$25 - $45 million

Net Interest Expense(6)	~$50 million	$180 - $200 million

Tax	$4.00 - $6.00 per boe	$6.00 - $8.00 per boe

Capital Expenditure	$120 - $140 million	<$400 million

Note: Ghana / Equatorial Guinea / Mauritania & Senegal revenue calculated by number of cargos.
(1)2Q 2025 net cargo forecast – Ghana: 3-4 cargos / Equatorial Guinea: 1 cargo. FY 2025 Ghana: 11-12 cargos / Equatorial Guinea 3.5 cargos. Average cargo sizes 950,000 barrels of oil.
(2)2Q 2025 gross cargo forecast - Mauritania & Senegal: 4.5-5.5 cargos. FY 2025: 20-25 cargos. Average cargo size ~170,000 m3 with Kosmos NRI of ~24%.
(3)Gulf of America Production: 2Q 2025 forecast 18,000-20,000 boe per day. FY 2025: 17,000-20,000 boe per day. Oil/Gas/NGL split for 2025: ~83%/~11%/~6%.
(4)FY 2025 opex excludes operating costs associated with GTA, which are expected to total approximately $225 - $245 million net ($45 - $65 million in 2Q 2025). These values include cost associated with the FPSO lease which total approximately $60 million FY 2025 and $15 million 2Q 2025.
(5)Excludes leasehold impairments and dry hole costs
(6)Includes capitalized interest

Source: Kosmos Energy Ltd.

Investor Relations
Jamie Buckland
+44 (0) 203 954 2831
jbuckland@kosmosenergy.com

Media Relations
Thomas Golembeski
+1-214-445-9674
tgolembeski@kosmosenergy.com